Exhibit 99.2

Agreement for Consulting Services

Title:

Consulting Services for Uranium Resources, Inc.

Consultant:

Insight Transportation Services LLC

1012 South Garfield Street

Denver, Colorado 80209

Contract Type:

Time and Materials (T&M)

This Agreement for Consulting Services (hereinafter known as the “Agreement”), effective [date], is made by and between Uranium Resources, Inc. (hereinafter known as “URI”), with its principal offices in Centennial, Colorado and Insight Transportation Services, LLC (hereinafter known as “Consultant”), with its principal offices in Denver, Colorado. The services to be performed by Consultant under this Agreement will support URI business development activities. The work shall be performed on a time and materials basis unless otherwise specified in accordance with the following Attachments, each of which is considered to be part of and incorporated by reference in this Agreement:

•

Attachment A — Terms and Conditions

•

Attachment B — Statement of Work

•

Attachment C — Non-Disclosure and Non-Compete Agreement

This procurement is non-quality affecting.

In witness hereof, the duly authorized representatives of URI and Consultant have executed this Agreement for Consulting Services on the dates shown.

Insight Transportation Services, LLC

Uranium Resources, Inc.

By: /s/ Charles J. Magolske

By: /s/ Christopher M. Jones

Name: Charles J. Magolske

Name: Christopher M. Jones

Title: Manager

Title: President & CEO

Date: 2/11/2015

Date: 2/6/2015

Agreement for Consulting Services

Attachment A - Term and Conditions

1.

The Work

The Consultant shall provide consulting services in support of URI business development activities in accordance with the Statement of Work set forth in Attachment B. The consulting services shall be performed in a timely, professional, competent, and ethical manner using the knowledge, care, and skill of reasonably professionals practicing within their sphere of competence and experience under similar circumstances. Except as expressly stated above, Consultant provides consulting services “as is” and makes no other express warranties, written or oral, and all other warranties are specifically excluded. While the consulting services may necessitate communications with third parties, the Consultant shall maintain confidentiality with regard to performance of these services, shall limit communications with third parties on a need-to-know basis and with the prior approval of URI, and shall comply with the requirements set forth in Paragraph 11 of this Attachment A.

2.

Period of Performance

The period of performance for the Agreement begins [start date], and extends through [end date]. The period of performance may be extended in writing by mutual agreement of URI and Consultant. Consultant is not obligated to continue work or provide services after the period of performance. URI is not obligated to compensate Consultant for time and materials or for expenses incurred or commitments made before or after the period of performance.

3.

Funding

The Agreement does not obligate URI to expend any funds. Rather, all funding for work performed under the Agreement shall be provided by URI through the issuance of an approved Statement of Work as set forth in Attachment B to the Agreement. Consultant is not permitted to incur any expenses or make any commitments in excess of the limits specified within each approved Statement of Work. URI is not obligated to compensate Consultant beyond the limits specified within each approved Statement of Work. Each approved Statement of Work shall be subject to the requirements of Attachment B of the Agreement, and when approved each Statement of Work shall become and shall be consider a part of the Agreement.

4.

Termination of Agreement

(a)

The Agreement can be terminated by mutual consent or by either party giving the other party at least 30 calendar days written notice. Upon termination, URI shall remit within 30 calendar days all sums due under the Agreement.

(b)

In addition to the foregoing termination provision, URI may terminate this Agreement for material non-performance by Consultant and Consultant may terminate this Agreement for non-payment by URI, and in each case 10 calendar days advance written notification shall be provided during which time URI or Consultant may take steps needed to rectify such nonperformance or non-payment and if so rectified said termination shall not occur.

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5.

Billing Rates and Compensation

(a)

The labor rates set forth in an approved Statement of Work are hereby incorporated by reference into the Agreement. Them rates °hall be utilized by Consultant when submitting invoices

(b)

URI shall reimburse Consultant for direct labor hours at the rates set forth in an approved Statement of Work per the terms specified in the Agreement. The labor rates shall be inclusive of all applicable overhead burdens and fees. Any direct expenses associated with the performance of the work under the Agreement, e.g., travel expenses at coach class rates, shall be reimbursed at cost. The Consultant shall provide backup for all expenses with each invoice.

(c)

The compensation provided to Consultant by URI shall be inclusive of all federal, state, and local taxes on wages and/or salaries paid to Consultant’s employees. Consultant shall accept full and exclusive liability for the payment of any and all contributions or taxes imposed on it under the Agreement for income taxes and for unemployment insurance, old age or retirement benefits, pensions, annuities, and other similar benefits of employees of Consultant.

(d)

The compensation paid to Consultant by URI shall be exclusive of any present or future federal, state or local or other sales or use tax, or any other present or future excise tax upon or measured by the gross receipts for any services rendered by Consultant under the Agreement, or any allocated portion thereof, or by the gross value of the services, and of any present or future property tax or similar charge with respect to such services. If Consultant is required by applicable law to collect and pay any such tax or taxes, then the amount of such tax (but not any penalty or interest thereon) shall be included on all applicable invoices to URI. Consultant shall be responsible for filing and payment of all applicable taxes, including the payment of New Mexico gross receipts taxes.

(e)

URI will pay Consultant for any time and materials or expenses if and only if such costs are itemized in an invoice submitted by Consultant to URI for payment. Consultant agrees to submit invoices in accordance with Paragraph 9 of this Attachment A. URI will review such invoices for accuracy and completeness, and except for any expenses that are not supported and except for any time and materials not previously authorized in an approved Statement of Work, URI will pay Consultant within 30 days after URI receives the invoice.

6.

Contacts

(a)

Contacts between URI and Consultant that affect the rates, schedule, statement of work, and terms and conditions of the Agreement shall be between the authorized contractual representatives of both parties.

(b)

The services set forth in an approved Statement of Work shall be performed under the technical direction of the URI President & Chief Executive Officer (CEO), or his/her successor or other identified alternate, who shall coordinate communication with other URI personnel.

7.

Independent Contractor

(a)

Consultant is an independent contractor and nothing contained in the Agreement shall be construed as constituting any other relationship with URI nor shall it be construed as creating any relationship whatsoever between URI and Consultant’s employees. Consultant has sole authority and responsibility to employ, discharge and otherwise control its employees, and neither Consultant nor any of its employees are or shall be deemed to be employees of URI.

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(b)

Consultant agrees that any individuals working under the Agreement (whether employees or contractors) shall be identified to and approved by URI in an approved Statement of Work.

(c)

Both parties agree that neither party shall have the authority to bind the other party to any third party or person or otherwise act in any manner as the other party’s agent or representative.

8.

Compliance with URI Procedures

(a)

Consultant and any individuals working under the Agreement for Consultant (whether employees or contractors) agree to comply with all applicable URI procedures that are provided to or made available to Consultant or Consultant’s employees or contractors.

(b)

In the event that URI requires any individual working under the Agreement (whether an employee or contractor) to apply for or obtain a security clearance, Consultant and Consultant’s employees and contractors agree to cooperate with URI to facilitate any such clearance; however, URI shall be responsible for paying for all costs and expenses associated with any such clearance.

(c)

In the event that URI requires any individual working under the Agreement for Consultant (whether employees or contractors) to comply with any of the fitness for duty requirements applicable to URI, Consultant and Consultant’s employees and contractors agree to submit to such fitness for duty requirements, including any ongoing requirements and/or random screening or testing, and if the results so require the Consultant’s employees or contractors may be suspended or terminated from performing any services under this Agreement. URI shall be responsible for the cost of implementing its fitness for duty requirements.

9.

Billing

(a)

Invoices shall be mailed within ten days of the close of each month to:

Uranium Resources, Inc.
Attention: Chris Jones, President & CEO
6950 South Potomac Street, Suite 300
Centennial, Colorado 80112

(b)

Invoices shall clearly reference the Agreement. Each invoice shall provide cost detail information broken out by Statement of Work. Invoices shall be accompanied by supporting documentation including facsimile of receipts and a breakdown of hours worked by any individual.

10.

Indemnification and Limitation of Liability

(a)

Neither party, nor any of its agents, representatives, employees, partners, or other consultants or contractors shall be liable to the other party for any indirect, special, reliance, incidental, exemplary, punitive, or consequential losses, damages, or expenses, or any lost profits or lost business arising out of or in connection with Consultant’s services or the performance of services by Consultant whether in an action based on breach of warranty (express or implied), breach of contract, delay, negligence (active or passive), strict tort liability or otherwise.

(b)

The Consultant’s liability to URI for any direct damage caused by the negligence, gross negligence or willful actions of Consultant or any of its agents, representatives, employees, partners or other consultants or contractors arising out of or in connection with Consultant’s services or the

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performance of services by Consultant, whether in an action based on breach or warranty (express or implied), breach of contract, delay, negligence (active or passive), strict tort liability or otherwise under all terms and conditions of the Agreement, including its Attachments and any approved Statement of Work, shall be limited to the total amount paid to Consultant by URI in fees pursuant to Paragraphs 3 and 5 of this Attachment A.

(c)

URI agrees to indemnify Consultant against, and to hold it harmless from, any claims (and related expenses incurred in responding thereto) made against the Consultant on account of work performed for URI pursuant to an approved Statement of Work. The Consultant includes, for this purpose, individuals the Consultant utilizes in connection with services performed under the Agreement, including officers, directors, and shareholders, employees, and contractors. This indemnity and hold harmless provision shall not apply, however, to any such individual to the extent that the courts determine that a claim is due to the willful misconduct of such individual.

11.

Disclosure of Information

(a)

The disclosure, by any individual working under the Agreement for the Consultant (whether an employee or contractor), of any confidential knowledge or information that Consultant obtains from URI under the Agreement shall be governed by the Non-Disclosure and Non-Compete Agreement set forth in Attachment C.

(b)

Notwithstanding the requirements contained in Paragraph 11(a) of this Attachment A, any individual working under the Agreement for the Consultant (whether an employee or contractor) is permitted to identify safety concerns regarding URI uranium mining activities to URI management or to the U.S. Nuclear Regulatory Commission (NRC).

12.

Subcontractors and Assignments

(a)

Consultant agrees that it shall not subcontract any portion of the services to be performed under this Agreement without prior written approval of URI. The foregoing prohibition does not preclude the Consultant’s use of contractors, in lieu of employees, in performing the consulting services under the Agreement, provided, however, the Consultant specifically identifies such individuals as contractors in an approved Statement of Work.

(b)

Neither URI nor Consultant shall assign or delegate any or all of its duties, rights or responsibilities under any portion of this Agreement to any other party or entity, except in the case of merger, consolidation or assignment to a wholly owned subsidiary or parent company, without the prior written approval of either Consultant or URI. With regard to the exception provided in the immediately preceding sentence, any such assignment or delegation shall require the succeeding owner to accept and agree to perform all duties rights and responsibilities under this Agreement, and the assignor or delegator shall continue to be responsible for compliance with and performance of the terms of this Agreement. Any attempted assignment or delegation in violation of Paragraph 12 of this Attachment A shall be in all respects null and void.

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13.

Non-Solicitation

(a)

Unless otherwise agreed to in writing by URI and Consultant, during the term of this Agreement and for a period of 6 months thereafter, neither party shall, directly or indirectly, encourage or solicit any employee of the other party to leave such party’s employ for any reason or interfere in any material manner with employment relationships at the time existing between such party and its employees.

(b)

A breach of Paragraph 13 of this Attachment A will cause irreparable harm and significant injury and damage to the non-breaching party and cannot reasonably or adequately be compensated in damages in an action at law. Accordingly, the non-breaching party shall be entitled hereto, in addition to any other remedy it may have under this Agreement, to seek and to obtain immediate preliminary, interim and permanent injunctive relief or such other equitable remedies as may be needed to prevent or curtail any actual or threatened breach of this Paragraph 13 of this Attachment A, and may proceed without the necessity of posting bond.

14.

Dispute Resolution

In the event of a dispute between the parties with respect to the Agreement, the parties shall attempt to resolve the dispute as expeditiously as possible by discussions between senior representatives of each party. If those discussions do not result in a resolution of the dispute, the parties will engage in mediation with a third-party mediator. In the event the dispute remains unresolved following the mediation or the parties cannot agree on a third party mediator, the dispute will be resolved by binding arbitration. Arbitration will be pursuant to the rules of the American Arbitration Association (AAA). The arbitration shall be held in Centennial, Colorado and may be conducted by a single arbitrator, who may award costs and fees as he/she deems appropriate except that each party shall be responsible for its own legal fees if any. The parties agree that the arbitrator’s decision shall be binding and may be domesticated and enforced by any court of competent jurisdiction.

15.

Interpretation

The Agreement, including Attachments, constitutes the entire agreement between URI and Consultant, and supersedes all previous understandings and agreements between the parties, whether oral or written. No changes to the Agreement shall be binding upon either party unless incorporated in a written modification to the Agreement and signed by the appropriate contractual representatives. The Agreement shall be interpreted in accordance with the laws of the State of Colorado, and shall be binding upon the parties hereto, their successors and assigns.

16.

Proprietary Rights

(a)

All patents, copyrights, trade secrets, methodologies, ideas, inventions, concepts, know-how, techniques or other intellectual property developed or provided by Consultant are and remain Consultant property (hereinafter known as “Consultant Proprietary Rights”).

(b)

All written reports, analyses and other working papers delivered by Consultant to URI in the performance of Consultant’s obligations under this Agreement (hereinafter known as “Work Product”) belong to URI. Nothing herein shall preclude Consultant from developing, using or marketing services or materials that are similar or related to such Work Product.

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(c)

Any tangible materials furnished by URI for use by Consultant remain URI property. All such materials shall be returned to URI upon receipt in full by Consultant of the applicable payment.

(d)

Upon URI payment in full for any Work Product, and to the extent that Consultant Proprietary Rights are contained in the Work Product, URI is licensed to use such Consultant Proprietary Rights internally, for the purpose for which the Work Product was provided, on a non- exclusive, non-transferable, royalty-free, worldwide basis. However, URI shall not sublicense or otherwise transfer to any third party any Consultant Proprietary Rights.

17.

General

(a)

Consent to Breach Not Waiver. Any consent by any party to, or waiver of, a breach by the other party, whether express or implied, shall not constitute consent to, waiver of, or excuse for any other breach.

(b)

Notice. All notices required or permitted under this Agreement shall be in writing and shall be validly given if mailed, delivered or sent by U.S. postal service or by facsimile or electronic mail to the address set forth in Paragraph 9 of Attachment A to the Agreement or as set forth below the party’s signature appearing on the Agreement.

(c)

Severability. In the event that any provision of the Agreement or any of its Attachments should be held unenforceable or invalid for any reason, such provision or portion thereof shall be deleted or modified in such a manner so as to make the Agreement or Attachment, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

(d)

Survival. The provisions contained in Paragraphs 7, 10, 11, 13, 14, 15 and 16 of this Attachment A to the Agreement, and the applicable provisions of Attachment B and Attachment C to the Agreement shall survive the termination or expiration of the Agreement.

(e)

Force Majeure. Neither party shall be in default of the Agreement or any of its Attachments to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, civil disturbance, terrorism, acts or omissions of suppliers and other third parties, acts of government, strikes, unavailability of material, facilities, telecommunication services or supplies, or any other cause beyond the reasonable control of such party.

(f)

Headings. The headings provided in the Agreement and any of its Attachments are provided solely for the purpose of facilitating the review of the Agreement and any of its Attachments, and accordingly shall not be given any weight or consideration of any kind when interpreting of applying this Agreement or any of its Attachments.

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Agreement for Consulting Services

Attachment B — Statement of Work

Under this Agreement for Consulting Services, Consultant shall provide the consulting services as directed by the URI President and CEO, which generally shall be to identify and to evaluate potential business opportunities for URI and as necessary to assist URI to finalize and close such potential business opportunities. Throughout such effort, Consultant will conform to the following requirements.

•

Consultant shall utilize Charles Magolske, exclusively, to provide said consulting services and shall obtain the prior approval of the URI President & CEO prior to utilizing any other any other person to provide the consulting services regardless of whether such person is an employee or contractor or another entity.

•

Consultant shall perform said consulting services for a minimum of 10 days each month and Consultant shall notify the URI President & CEO prior to performing consulting services in excess of 10 days each month.

•

Consultant shall invoice URI in the following manner for the consulting services:

o

Consultant’s services shall be performed at rate of $1,500 per day of which $500 may be paid in URI common stock at the sole option of URI.

o

Consultant shall invoice URI on a monthly basis for the full amount of consulting services performed up to the 10 minimum days worked per month; however, for days worked in excess of 10 days each month Consultant shall accrue the charges that will be settled by URI in stock or cash, at the sole option of URI, after all of the consulting services are completed or another mutually agreeable period

o

Consultant agrees that all services will be performed as an independent contractor and as such Consultant agrees to be solely and completely responsible for any and all employment taxes, health care coverage and any other employee benefits and expenses for Mr. Magolske.

•

In addition to the foregoing, for each business opportunity that actually goes to closing, whether during the term of this Agreement or at a time thereafter, such time period thereafter will be as defined in this Attachment B, URI and Consultant agree that Consultant shall be entitled to a success fee equal to one (1) percent of the value of the business opportunity.

o

Closing shall mean that (i) the business opportunity receives the approval of the URI Board of Directors, and (ii) the business opportunity is consummated in a standard exchange of legal documents.

o

The value of the business opportunity and the application of the 1% success fee shall be determined pursuant to the guidelines established in this Attachment B.

The obligation to pay this success fee shall survive the termination of this Agreement (and this Statement of Work) for any reason whatsoever, including without limitation the termination of this Agreement if terminated without cause. It the agreement or statement for work is terminated for cause, the obligation to pay a success fee shall lapse for a success fee that is related to the cause. The obligation to pay shall not lapse for success fees already earned or working on transactions that are unrelated to the cause. Termination for “cause” shall be limited to actions by the consultant that result in the conviction of consultant of a felony or any other act committed by consultant constituting embezzlement, misappropriation or fraud related to the Company.

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Attachment B — Success Fee

URI will pay the Consultant one percent (1%) of the value of each transaction that the Consultant works on that actually goes to closing. The 1 % of the value will be assigned to a transaction in a number of ways. The parties will meet prior to the final documentation of any transaction and use their good faith best efforts to determine the appropriate methodology of applying the 1% concept. Examples the parties would intend to follow are included below as guidelines for various transactions, and are not meant at the only method of applying the 1% concept to the success fee.

1.

In the case of an oil exploration development, a 1% net profits interest (NPI) or an Overriding Royalty Interest (ORRI) in the project would be assigned and no payment is due at closing. The 1% NPI or ORRI would still be assigned when the share of the business owned by URI is less than 100% if the partner accepts a 1% NPI or 1% ORRI as part of the transaction. The determination of the use of an NPI or ORRI will be at the discretion of the company.

2.

In the case of an organic development, such as taking over a copper mining development where there may be no up front payment or value identified in the transaction closing documents in the form of a full purchase price, the parties may choose (a) a 1% net profits interest in the project in the form of a NSR (Net Smelter Return) or alternatively (b) may agree on 1% of the NPV (Net Present Value) of the project value expected to be realized by completing such a transaction. For example, if the development resulted in a value increase to the company of $50 million, then 1% of this estimated $50 million value increase would be paid at closing or another agreed upon date.

3.

In the case of a services business that is organically created, the parties would consider (a) 1% of the expected profitability URI gains would be paid as these profits are generated for 10 years, or alternatively (b) 1% of the NPV of these future estimated profits.

4.

In the case of an acquisition of a company, operating entity or resource, 1% of the purchase price.

5.

In the case of an offtake agreement, 1% of the potential profit margin as calculated by the off-take agreement expected price less the forecast direct costs, which would include royalties, to produce uranium or another mineral for this offtake agreement. This could be paid either (a) when the uranium or other mineral is produced or (b) by an NPV calculation of this value as defined by expected selling price less direct costs for the life of the offtake agreement.

6.

In the case of attracting funding in a private placement from a strategic investor, the success fee would be 1% of the amount of the funding.

7.

The discount rate of any NPV calculation would be the one-year LIBOR rate plus 6%. The term of any NPV calculation will be 10 years that shall include a terminal value added to year 10 that is 5 times EBITDA. This terminal value shall only apply if the opportunity is expected to last longer than 15 years.

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8.

The above concepts would also apply to a sale of an asset or business and shall not apply to (a) capital raises selling URI stock to the market through and ATM method or through agents or (b) a sale of URI to a competitor where the shares of URI are retired.

This Addendum to Agreement for Consulting Services is hereby incorporated into and made a part of the Agreement for Consulting Services. In the event of any conflict between the terms of the success fee set forth in this Attachment B and the Agreement, the terms of the success fee set forth in this Attachment B shall govern.

Notwithstanding any termination provisions of this Agreement for Consulting Services, the obligations to pay the success fee on transactions that have closed prior to the termination or expiration of the agreement will survive any termination or expiration of the Agreement for Consulting Services. In the event the success fee is determined to be paid as part of the ongoing profits of an entity, the ongoing payments shall continue after termination or expiration of the Agreement for Consulting Services.

Additionally, in the event the Agreement for Consulting Services is terminated or is not renewed, the 1% success fee described herein will apply to any transactions that were identified prior to the termination or non-renewal of the Agreement, and Consultant would be paid on those transactions that close within 12 months of the termination or non-renewal of the Agreement for Consulting Services.

In the event of any change of control, any outstanding obligations of this Agreement will he disclosed to the acquiring party and be represented to the acquiring party that those are obligations that remain in full force and effect.

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Agreement for Consulting Services

Attachment C Non-Disclosure and Non-Compete Agreement

1.

The execution of this Non-Disclosure and Non-Compete Agreement (“NDA”) is a condition for performing consulting services for URI as described in the Agreement for Consulting Services to which it is attached.

2.

This NDA covers all non-public information, knowledge, know-how, trade secrets, customer details including goodwill, product pricing, specialized training or skills, intellectual property, and other similar intangible property (hereinafter referred to as “Information”) as well as all non-public documents of any type, written or electronic materials, computer hardware or software, business plans, profit and loss statements, financial and accounting reports, contracts, patents and inventions, policies and procedures, and other similar tangible property (hereinafter referred to as “Materials”) involving or relating in any manner to either party’s business operations. To the extent possible, such Information and Materials shall be marked or labeled “Confidential” or in some other similar manner. However, in all cases if there is any question regarding whether any Information or Materials may be Confidential but is not so marked or labeled the parties shall discuss whether such Information and Materials shall be considered Confidential notwithstanding the absence of such marking or labeling. With regard to oral communications of Information and Materials, the party making such communications shall clearly indicate that such communications are Confidential and if so indicated such communications shall be treated as Confidential.

3.

This NDA inures to the benefit of any successor-in-interest to URI and any successor-in-interest to the Consultant.

4.

This NDA is effective during the period of time that Consultant is performing consulting services for URI under the Agreement and for a period of time extending twelve (12) months from the last date the Consultant performs consulting services for URI.

5.

The Consultant agrees that any individuals working for the Consultant (whether employees or contractors) will be made aware of and will comply with this NDA, and if required by URI will execute a copy of this Attachment C.

6.

The Consultant agrees that before making any other company (including but not limited to its subsidiaries, affiliates or parent) aware of the Information or Materials referred to in Paragraph 2 of this NDA, the Consultant shall obtain the prior written approval of URI and, if requested by URI will provide to URI a signed copy of this NDA from such other company.

7.

All Information and Materials received from either party (whether received in writing or orally) or obtained or generated by the Consultant during the Consultant’s performance of consulting services for URI under the Agreement shall be treated as confidential to the other party and shall not be disclosed publicly or to any other person or entity, except that disclosure may be made if compelled by law, if required by the Consultant’s responsibilities while working with URI, or if the Consultant is given explicit written permission by URI. Notwithstanding the foregoing, any individual working under the Agreement (whether an employee or contractor) is permitted to identify safety concerns regarding URI uranium mining activities to URI management or to the U.S. Nuclear Regulatory Commission.

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8.

Each party agrees to safeguard all Information and Materials received from the other party or if obtained or generated by the Consultant during the Consultant’s performance of consulting services for URI under the Agreement. These safeguards shall include, at a minimum: (a) limiting access on a strict “need-to-know” basis; (b) limiting the number of hard copies to only those that are necessary; (c) shredding hard copies after use; (d) providing a secure, locked place (office, desk, file cabinet) for all Information and Material when not in use; and (e) providing and using a “sign-in/sign-out” sheet for Information and Material removed from the secure place.

9.

In the event that either party receives an order or request to disclose the Information or Materials referred to in this NDA, that party shall immediately inform the other party of such an order or request and shall cooperate as necessary or appropriate to respond to such an order or request which response may include legal action to prevent or limit such disclosure.

10.

Any Information or Materials received from URI or obtained or generated by the Consultant while working under the Agreement with URI shall not be used for any purpose other than performing consulting services for URI.

11.

This NDA does not provide the Consultant with any right or license in relation to the use of Information or Materials covered by this NDA

12.

Within 30 days after the termination or expiration of the Agreement, the Consultant shall return, as directed by URI, all Information and Materials provided to or generated by the Consultant while working under the Agreement with URI, to the extent that such Information and Materials still exists and can be returned.

13.

For a period of time extending six (6) months from the last date the Consultant performs consulting services for URI under the Agreement, the Consultant shall not directly or indirectly: (a) induce or encourage any employee of URI to leave the employ of URI; (b) hire any employee of URI; or (c) induce or encourage any customer, client, supplier or other business relation to cease or reduce doing business with URI or in any way interfere with the relationship between URI and any of its customers, clients or suppliers. This paragraph shall not prevent a party from soliciting for hire or hiring any individual (i) who contacts a party on their own initiative without any direct or indirect solicitation or encouragement, other than by way of a general solicitation or advertisement or (ii) whose employment is terminated by the other party.

14.

For a period of time extending twelve (12) months from the last date the Consultant performs consulting services for URI under the Agreement, the Consultant shall not accept employment, whether directly or indirectly, either individually or through another entity, including the performance of any consulting or contracting work or services, with any entity engaged in or seeking to engage in uranium mining activities in the United States.

15.

The Consultant shall refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding URI or any URI officers, directors, partners, employees, personnel, policies, products or services other than to comply with law.

16.

The restrictions in this NDA are reasonable and necessary to protect the business interests of URI and shall be effective regardless of the reason, including no reason, for termination of the Consultant’s Agreement with URI.

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17.

Damages would not be an adequate remedy for a breach of this NDA. Therefore, URI is entitled to the remedies of injunction, specific performance and other equitable relief for a threatened or actual breach of this NDA.

18.

Any failure by any party to exercise or any delay by any party in exercising any right or remedy provided by this NDA or by law does not constitute a waiver of the right or remedy or a waiver of any other rights or remedies. No single or partial exercise of any right or remedy provided by this NDA or by law prevents any party from further exercising any other right or remedy.

19.

In the event that any provision or portion of this NDA is determined to be invalid or unenforceable for any reason, in whole or part, the remaining provisions of this NDA shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

20.

This NDA and all matters arising from or connected with this NDA shall be governed by the laws of the State of Colorado without giving effect to the principles of conflicts of law.

EXECUTED THIS 11th day of February, 2015:

Charles J. Magolske

/s/ Charles J. Magolske

Name

Signature

Manager

Insight Transportation Services

Position

Company

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